Exhibit 4.28

Notice of Approval for Change in Repayment Terms

Japan Finance Corporation – Small and Medium Enterprise Division, Senju Branch
Date: April 10, 2025
To: Tokyo Lifestyle Co., Ltd.
(130-0022 Tokyo-to, Sumida-ku, Koutoubashi 2-5-9)

Based on your request submitted in the attached “Request for Change in Repayment Terms”, we hereby inform you that we approve the temporary change in the repayment conditions for the loan detailed below, in accordance with the attached “Repayment Schedule Table”.

Loan Subject to Modification of Repayment Terms

●	Loan Date: June 22, 2018

●	Loan No.: 225110

●	Transaction Reference No.: cn60103 20250410 133104

Repayment Schedule Table

(Loan No.: 225110)
To: Tokyo Lifestyle Co., Ltd.
Loan Date: June 22, 2018
(Date of Change): April 10, 2025
Loan Amount: ¥200,000,000
Use of Funds: Equipment
Type of Claim: Industrial Facility
New Maturity Date: April 30, 2026
Installments: 1
Repayment Frequency: Monthly

Payment Date	Principal	Interest	Total Payment	Remaining Balance	Days	Interest Rate
Apri. 9, 2025	¥0	¥148875	¥148875
Apri. 30, 2025	¥1063200	¥347376	¥1410576	¥187616000	21	3.20%
May 31,2025		¥509904	¥509904	¥187616000	31	3.20%
Jun. 30,2025	¥1277000			¥186339000
Jul.31,2025	¥1489000			¥184850000
Aug. 31,2025	¥1702000			¥183148000
Sept. 30,2025	¥1914000			¥181234000
Oct. 31,2025	¥2128000			¥179106000
Nov. 30,2025	¥2128000			¥176978000
Dec. 31,2025	¥2127000			¥174851000
Jan. 312026	¥2127000			¥172724000
Feb. 28, 2026	¥2128000			¥170596000
Mar. 31, 2026	¥2127000			¥168469000
Apr. 30, 2026	¥168469000			¥0

Bank for Automatic Debit:

Sumitomo Mitsui Banking Corporation (SMBC), Kameido Branch
Account Type: Ordinary

Important Notes

1.	If “Separate Notification” is written in the first row of the table above, a separate payment notice will be sent from the Corporation. Please follow the instructions contained therein.

2.	After the full disbursement of the loan amount, you are required to make payments of the principal and accrued interest as per the schedule. If payments are delayed for any reason, a late penalty interest of 8.9% per annum will apply to the unpaid principal. In such cases, please include the additional amount when making the payment.
Note: If the scheduled payment date falls on a holiday, payment made on the next business day will not incur a penalty.

Example Calculation:

o	Scheduled Date: 10th

o	Actual Payment Date: 25th

o	Principal: ¥500,000

o	Interest: ¥27,125

o	Total Payment Due: ¥527,125

o	Late Penalty: ¥500,000 × 8.9% × 15 / 365 = ¥1,828

o	Total Amount to Pay: ¥528,953 (Note: Use 365 days even in leap years.)

3.	If there was any underpayment or overpayment in your previous payment, the amounts in this table may not apply. We will contact you in such cases.

4.	Every effort has been made to ensure the accuracy of the calculations above, but if you have any questions or concerns, please contact us.

5.	Please keep this repayment schedule in a safe place. If it is lost or damaged, contact us immediately.